Exhibit 23.8
CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
     We hereby consent to the use in this Registration Statement on Form S-4 of the form of our letter to the Board of Directors of Community Bankers Acquisition Corp. included as Appendix D to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ KEEFE, BRUYETTE & WOODS, INC.
New York, New York
January 14, 2008
Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com